UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB/A

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

(AMENDMENT NO. 6)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☐
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☒
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Biofrontera AG

(Name of Subject Company)

n/a

(Translation of Subject Company’s Name into English (if applicable))

Federal Republic of Germany

(Jurisdiction of Subject Company’s Incorporation or Organization)

Maruho Deutschland GmbH

(Name of Person(s) Furnishing Form)

Ordinary Shares

(Title of Class of Subject Securities)

Not Applicable

(CUSIP Number of Class of Securities (if applicable))

Maruho Deutschland GmbH

Hemmelrather Weg 201, Haus 2

51377 Leverkusen, Germany

Telephone: +49(0)214-892201-0

(Name, Address (including zip code) and Telephone Number (including area code)

of Person(s) Authorized to Receive Notices and Communications)

Copies to:

John J. Harrington

Baker & Hostetler LLP

127 Public Square, Suite 2000

Cleveland, Ohio 44114-1214

(216) 621-0200

April 15, 2019

(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1.	Home Jurisdiction Documents

(a)	The following announcements have been published in Germany and are attached as exhibits to this Form CB/A:

(i)

Publication of the decision to make a voluntary public acquisition offer in the form of a partial offer pursuant to Section 10 (1) and (3) of the German Securities Acquisition and Takeover Act (English translation).*

(ii)	Announcement pursuant to Section 14 para. 3 sentence 1 no. 2 of the German Securities Acquisition and Takeover Act (English translation).**

(iii)	Maruho Offer Document (English translation).**

(iv)	Press Release – Maruho publishes offer document for voluntary public partial acquisition offer to shareholders of Biofrontera AG (English translation).**

(v)	Announcement pursuant to Section 23 para. 1 sentence 1 no. 1 of the German Securities Acquisition and Takeover Act – April 23, 2019 (English translation).***

(vi)	Announcement pursuant to Section 16 para. 3 sentence 3 of the German Securities Acquisition and Takeover Act – April 26, 2019 (English translation).****

(vii)	Announcement pursuant to Section 23 para. 1 sentence 1 no. 1 of the German Securities Acquisition and Takeover Act – April 29, 2019 (English translation).*****

(viii)	Announcement pursuant to Section 23 para. 1 sentence 1 no. 1 of the German Securities Acquisition and Takeover Act – May 6, 2019 (English translation). ******

(ix)	Announcement pursuant to Section 23 para. 1 sentence 1 no. 1 of the German Securities Acquisition and Takeover Act – May 13, 2019 (English translation).

(b)	Not applicable.

Item 2.	Informational Legends

Not applicable.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)	Not applicable.

(2)	Not applicable.

(3)	Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

A written irrevocable consent and power of attorney on Form F-X has been filed by Maruho Deutschland GmbH with the Securities and Exchange Commission on April 2, 2019.

*	Previously furnished as Exhibit 99.1 to Form CB furnished with the Securities and Exchange Commission on April 2, 2019.
**	Previously furnished as Exhibits 99.2, 99.3, and 99.4, respectively, to Amendment No. 1 to Form CB furnished with the Securities and Exchange Commission on April 15, 2019.
***	Previously furnished as Exhibit 99.5 to Amendment No. 2 to Form CB furnished with the Securities and Exchange Commission on April 23, 2019.
****	Previously furnished as Exhibit 99.6 to Amendment No. 3 to Form CB furnished with the Securities and Exchange Commission on April 26, 2019.
*****	Previously furnished as Exhibit 99.7 to Amendment No. 4 to Form CB furnished with the Securities and Exchange Commission on April 29, 2019.
******	Previously furnished as Exhibit 99.8 to Amendment No. 5 to Form CB furnished with the Securities and Exchange Commission on May 6, 2019.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Maruho Deutschland GmbH

/s/ Seiichi Takada
Name:	Seiichi Takada
Title:	Managing Director

Maruho Deutschland GmbH

/s/ Kenichi Owada
Kenichi Owada
Managing Director May 13, 2019

Exhibit Index

Exhibit No.	Description

99.1	Publication of the decision to make a voluntary public acquisition offer in the form of a partial offer pursuant to Section 10 (1) and (3) of the German Securities Acquisition and Takeover Act (English translation).*

99.2	Announcement pursuant to Section 14 para. 3 sentence 1 no. 2 of the German Securities Acquisition and Takeover Act (English translation).**

99.3	Maruho Offer Document (English translation).**

99.4	Press Release – Maruho publishes offer document for voluntary public partial acquisition offer to shareholders of Biofrontera AG (English translation).**

99.5	Announcement pursuant to Section 23 para. 1 sentence 1 no. 1 of the German Securities Acquisition and Takeover Act – April 23, 2019 (English translation).***

99.6	Announcement pursuant to Section 16 para. 3 sentence 3 of the German Securities Acquisition and Takeover Act – April 26, 2019 (English translation). ****

99.7	Announcement pursuant to Section 23 para. 1 sentence 1 no. 1 of the German Securities Acquisition and Takeover Act – April 29, 2019 (English translation).*****

99.8	Announcement pursuant to Section 23 para. 1 sentence 1 no. 1 of the German Securities Acquisition and Takeover Act – May 6, 2019 (English translation). ******

99.9	Announcement pursuant to Section 23 para. 1 sentence 1 no. 1 of the German Securities Acquisition and Takeover Act – May 13, 2019 (English translation).

*	Previously furnished as Exhibit 99.1 to Form CB furnished with the Securities and Exchange Commission on April 2, 2019.
**	Previously furnished as Exhibits 99.2, 99.3, and 99.4, respectively, to Amendment No. 1 to Form CB furnished with the Securities and Exchange Commission on April 15, 2019.
***	Previously furnished as Exhibit 99.5 to Amendment No. 2 to Form CB furnished with the Securities and Exchange Commission on April 23, 2019.
****	Previously furnished as Exhibit 99.6 to Amendment No. 3 to Form CB furnished with the Securities and Exchange Commission on April 26, 2019.
*****	Previously furnished as Exhibit 99.7 to Amendment No. 4 to Form CB furnished with the Securities and Exchange Commission on April 29, 2019.
******	Previously furnished as Exhibit 99.8 to Amendment No. 5 to Form CB furnished with the Securities and Exchange Commission on May 6, 2019.